Exhibit 10.6

Execution Version
Confidential

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (this “Agreement”) is entered into on February 28, 2020 (the “Termination Date”) by and between Wayne Gattinella (“Employee”), DoubleVerify, Inc. (the “Company”), DoubleVerify Midco, Inc. (“Parent”), formerly known as Pixel Parent, Inc. and DoubleVerify Holdings, Inc. (“Holdco”), formerly known as Pixel Group Holdings, Inc.  Capitalized terms used herein without definition shall have the respective meanings set forth in the Employment Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Employee, the Company and Parent are parties to that certain Second Amended and Restated Employment Agreement, dated as of September 19, 2017 (the “Employment Agreement”);

WHEREAS, Employee’s employment relationship with the Company has terminated by mutual agreement of Employee and the Company effective as of the Termination Date; and

WHEREAS, Employee, the Company, Parent and Holdco desire to settle and conclude their respective rights and obligations in connection with the termination of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Accrued Amounts.  The Company shall pay Employee all Accrued Amounts to which the Employee is entitled pursuant to the Employment Agreement.  Payment of any remaining Base Salary owed to Employee will be made on the Company’s first regularly scheduled payroll date that falls after the Termination Date.  Employee acknowledges and agrees that as of the Termination Date he has no accrued and unused vacation time for which he is entitled to payment pursuant to the Employment Agreement.  Employee must submit claims for reimbursement of business expenses within 30 days after the Termination Date in order to be eligible for reimbursement thereof.

2.                                      Benefits in Consideration of Release of Claims.  Subject to (i) execution, delivery and non-revocation of the General Release of All Claims attached hereto as Exhibit A (the (“General Release”) on or within twenty-one (21) days after the date hereof and (ii) Employee’s continued compliance with the terms of this Agreement, the Confidentiality and Intellectual Property Transfer Agreement executed by Employee in favor of the Company on August 16, 2012 (the “Confidentiality & IP Agreement”) and

Article V of the Employment Agreement (which includes restrictive covenants relating to competition and solicitation, among other provisions and together with the Confidentiality & IP Agreement is herein referred to as the “Employee Covenants”) as set forth in Sections 5.A and 10 of this Agreement, the Company, Parent and Holdco hereby agree as follows:

A.                                    Termination Payments.

(i)                                     The Company shall pay to Employee an amount equal to the sum of his current annual Base Salary (i.e., $391,000) plus his annual target Bonus (i.e., $293,250), payable in equal installments on a semi-monthly basis over the 12 month period commencing on the Termination Date in accordance with the Company’s normal payroll practices, subject to required withholdings and deductions (the “Severance Payments”).  The first Severance Payment shall be made on the first payroll date that occurs on or after the date on which the General Release becomes irrevocable, and shall include any amounts that would have otherwise been due prior to such first payment date.

(ii)                                  If Employee properly elects to continue medical, vision and dental coverage in accordance with the continuation requirements of COBRA for coverage beginning on the first day of the month following the month in which the Termination Date falls, the Company shall pay a portion of the cost of the monthly COBRA coverage premium, so as to keep Employee’s contribution to medical coverage the same as when employed (the “COBRA Payments”), for the 12 months following the Termination Date.  During the time period that the Company is making the COBRA Payment, Employee shall be responsible for paying that portion of the COBRA Payment that is equal to Employee’s current monthly payment for medical, vision and dental coverage with the Company.  Notwithstanding the foregoing, if during the period in which COBRA Payments continue pursuant to this clause (ii), Employee becomes employed as a consultant and/or employee for one or more entities and as a result becomes eligible to obtain comparable alternate medical benefits from the entity he is providing such services to, then the Company shall cease continuation of Employee’s medical benefit and have no further liability for COBRA Payments.

Notwithstanding the foregoing, unless it would result in taxes, penalties and/or interest being imposed on Employee under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company may, at any time and in its sole discretion, accelerate the payment of any unpaid installment of the Severance Payments and/or the COBRA Payments.

B.                                    2019 and 2020 Bonus.  The Company shall pay Employee an amount equal to the sum (i) the unpaid portion of Employee’s actual bonus for the 2019 fiscal year (equal to $391,000) (the “2019 Bonus”) plus (ii) a pro rata portion of Employee’s target bonus for 2020 (equal to $47,402) (the “2020 Pro Rata Bonus”), payable in a single lump sum cash payment no later than thirty (30) days after the General Release becomes irrevocable, subject to required withholdings and deductions.

C.                                    Employee and Holdco hereby agrees that effective as of the Termination Date, the Vested Portion of the Time-Based Options held by Employee shall be equal to 81.25% of the Time Based Option granted to Employee under the Pixel Group Holdings Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Equity Plan”) (i.e., in respect of 7,818,361.791 shares of Holdco common stock (“Shares”)).  Unless purchased earlier in accordance with Section 4 below, such Vested Portion of the Time-Based Option will remain exercisable for twelve (12) months following the Termination Date in accordance with the terms of 2017 Equity Plan and the Nonqualified Stock Option Award Agreement pursuant to which such Time-Based Options were granted (the “Award Agreement”).  Employee and Holdco acknowledge and agree that as of the Termination Date, each of (i) 18.75% the Time-Based Option granted to Employee under the 2017 Equity Plan (i.e., in respect of 1,804,237.394 Shares) and (ii) 100% of the Performance-Based Option granted to Employee under 2017 Equity Plan (i.e., in respect of 9,622,599 Shares) is forfeited effective as of the Termination Date without consideration therefor.  Capitalized terms used in this Section 2.C but not otherwise defined in this Agreement shall have the meanings given to them in the Award Agreement.  Employee will be permitted to pay for the exercise price for the Vested Portion of the Time-Based Options by net exercise (as permitted by clause (d) of the 2017 Equity Plan with the Committee’s (as defined in the 2017 Equity Plan) approval which has been (or will be granted).  In the event of a Change in Control on or prior to the last day of the exercise period of the Vested Portion of the Time-Based Options, any unexercised Time-Based Option will either (i) automatically be exercised immediately prior to such Change in Control on a net exercise basis or (ii) cancelled for fair value as set forth in Section 11.2(e) of the 2017 Equity Plan on the terms generally applicable to other holders of options under the 2017 Equity Plan, in either case if the Vested Portion of the Time-Based Options is “in the money” as of the closing of such Change in Control, and if the Vested Portion of the Time-Based Options is not “in the money” as of the closing of such Change in Control, it shall be cancelled as of the closing of such Change in Control for no consideration (provided, that any “out of the money” Vested Portion of the Time Based Option will have the same rights that holders of “out the money” options under the 2017 Equity Plan may have generally in respect of escrows, earn-outs and other deferred purchase price components pursuant to the Change in Control).  For purposes hereof, “in the money” means that the exercise price per Share applicable to the Time-Based Option is less than the per Share price payable upon the closing of the Change in Control, and “out of the money” means that means that the exercise price per Share applicable to the Time-Based Option is equal to or greater than the per Share price payable upon the closing of the Change in Control.  For the avoidance of doubt, the last day Employee can exercise the Vested Portion of the Time-Based Options is March 1, 2021, and the exercise price per Share of the Time-Based Option is currently $0.6667.  Finally, if requested by Employee, Holdco will provide Employee with the Fair Market Value (as defined in the 2017 Equity Plan) of a Share within 10 business days of Employee’s request.

D.                                    Additional Benefit.  For a period of 12 months following the Termination Date, the Company will provide Employee, at no cost to him, with an access card for WeWork facilities in the New York City metropolitan area that provides at least the same level of access that Employee has as of the Termination Date, and will continue to reimburse Employee for his monthly parking on the same basis as currently.  The Company may, in its sole discretion, elect to pay Employee a lump sum equal to the cost of the benefits that would otherwise be provided pursuant to this Section 2.D

E.                                     Right to Set-Off.  Employee acknowledges and agrees that any amounts payable to him pursuant to this Section 2 may be reduced by any amounts that Employee owes to the Company or its affiliates for personal charges incurred using a corporate credit card or other charge account of the Company or its affiliates.

3.                                      Acknowledgements and Agreements by Employee and Company.

A.                                    Employee agrees and acknowledges that the payments and benefits provided under Section 2 are in excess of any amounts to which he would otherwise be entitled, whether pursuant to the Employment Agreement, the 2017 Equity Plan or any other contract, at law or otherwise, and are available to Employee solely in consideration of the execution and non-revocation of the General Release at the times set forth in Section 2, and continued compliance with the Employee Covenants and Employee’s compliance with certain terms and conditions of this Agreement as set forth in Sections 5.A and 10.

B.                                    Following the Termination Date and until the second anniversary of the Termination Date, Employee shall make himself reasonably available by telephone or via electronic mail (the manner depending on the demands of the specific projects) to consult, advise and assist in connection with such Company matters as may be requested by senior management of the Company.  Any such cooperation required from Employee shall be reasonable and shall take into account any responsibilities to which Employee is subject pursuant to subsequent employment or otherwise and any policies of any employer of Employee at the time of such request (including conflict of interest policies).  Furthermore, following the Termination Date, Employee shall furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any legal matters or litigation that may arise relating to issues or matters of which Employee had knowledge during his employment with the Company; provided Employee shall not be required provide such information or assistance if to do so would require him to waive a legal privilege or would be adverse to his current business partners’ or employer’s business interests, in each case unless required by court order or subpoena.  The Company will promptly reimburse Employee for all reasonable and documented expenses incurred by Employee in connection with providing this information and assistance.

C.                                    The Company, the Parent and Holdco, on its own behalf and on behalf of any Released Party (as defined in Exhibit A), acknowledges and agrees that it does not know of any claim it or any Released Party may have against Employee and that to its knowledge, Employee does not owe it or any Released Party any money or other funds except as set forth in Section 2.E.

4.                                      Holdco Purchase Right.

A.                                    Notwithstanding anything to the contrary in the 2017 Equity Plan, the Award Agreement or the Stockholders Agreement of Holdco, by and among Holdco and its stockholders (including Employee) dated as of September 20, 2017, as the same has been and may be further amended from time to time (the “SHA”), Employee acknowledges and agrees that for a period of six (6) months following the Termination Date, Holdco shall have the right (but not the obligation) to purchase from Employee (i) all or a part of the unexercised portion of the Time-Based Option that Employee retains following the Termination Date pursuant to Section 2(C) and (ii) to the extent Employee exercises all or any portion of the Time-Based Option on or prior to the six (6) month anniversary of the Termination Date, all or any portion of the Shares acquired as a result of such exercise.  Notice of the Company’s exercise of its right to purchase Shares or Time-based Options hereunder must be delivered to Employee not later than the six (6) month anniversary of the Termination Date, and the closing of the purchase must occur not later than 60 days after such six (6) month anniversary.  The purchase price for any such purchased Share shall be paid in cash and shall be equal to $2.65 per Share.  The purchase price for any portion of the Time-Based Option shall be paid in cash and shall be equal to $2.65 per Share minus the applicable exercise price of the Time-Based Option, multiplied by the number of Shares underlying such purchased portion.  For clarity, nothing in this Agreement shall give Holdco any right to purchase Shares held by Employee to the extent they were acquired pursuant to the exercise of Holdco options issued to him pursuant to that certain Rollover Agreement by and among Employee, Holdco and the Company dated as of August 18, 2017 (“Rollover Shares”) and nothing in this Agreement impacts in any way the Rollover Shares.

B.                                    In connection with any repurchase of Employee’s Time-Based Option or Shares acquired upon the exercise thereof pursuant to Section 4(A), Employee agrees to enter into a stock purchase and/or option cancellation agreement containing customary representations and warranties from Employee regarding such purchase and cancellation (including representations and warranties regarding Employee’s title to and ownership of Shares, if applicable).  At the closing of any repurchase of Shares, Employee shall deliver all certificates or other instruments representing the purchased Shares, duly endorsed to the Company against delivery of the purchase price.  Any Shares and Time-Based Options purchased by the Company pursuant to this Section 4 shall be automatically cancelled upon their purchase and Employee shall have no further rights in respect thereof other than the right to receive payment from the Company as set forth herein.

C.                                    By entering into this Agreement, Employee hereby appoints the Company as Employee’s true and lawful attorney-in-fact and custodian, with full power of substitution (the “Custodian”), and authorizes the Custodian to take such actions as the Custodian may deem necessary or appropriate to effect a purchase of Shares and/or the Time-Based Option under this Section 4, free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature, other than those arising under applicable securities laws, and to take such other action as may be necessary or appropriate in connection with such purchase from Employee.

D.                                    Employee acknowledges and agrees that the Company may assign any or all of its rights under this Section 4 to Providence VII U.S. Holdings L.P. or an affiliate thereof (“Providence Investor”) and Blumberg Capital II, L.P. or an affiliate thereof (the “Blumberg Investor”), and that each of the Providence Investor and the Blumberg Investor is an express and intended third party beneficiary of this Section 4.

5.                                      Restrictive Covenants; Confidentiality.

A.                                    Employee hereby confirms that Employee is and has been in compliance with all terms and conditions of (i) the Employee Covenants and (ii) the material terms of any other individual written agreement between Employee and the Company and/or any of its affiliates (provided that Employee shall not be deemed to be in breach of the representation in this clause (ii) in respect of facts, circumstances or events known to the Company as of the date hereof).  Employee and the Company hereby agree that the Employee Covenants are hereby incorporated by reference herein and shall continue to apply following the execution and delivery of this Agreement and Employee’s termination of employment in accordance with their terms.  The Company, the Parent, Holdco and Employee hereby further agrees and acknowledges that the sole forfeiture, clawback and/or offset remedy with respect to the continued payment of, and retention of, the payments and benefits set forth in Section 2 hereof (other than the Time-Based Options), and continued retention of the Time-Based Options and any Shares received upon exercise of such Options is governed solely by this Section 5.A and Section 10.  Employee acknowledges that the Employee Covenants include (but are not limited to) covenants related to the preservation of confidential information and noncompetition with the business of the Company and its affiliates).

(i)                                     For payments and benefits set forth in Section 2 hereof (other than the Time-Based Options), in addition to any remedy set forth in Section 10, such payments and benefits shall be subject to forfeiture, clawback and offset, and Employee shall be required to repay any such amounts to the Company previously received by him, if Employee materially breaches Sections 3.B or 5.B of this Agreement (and fails to cure such breach, if curable, within 10 days after written notice by the Company of such breach), Employee brings a claim or suit (or threatens to bring a claim or suit) against the Company, the Parent, or Holdco or any third-party beneficiary of this Agreement with respect to a claim he released in Exhibit A (unless doing so is necessary to defend against a suit or claim brought by any such party against him), or Employee breaches the non-compete and non-solicit portions of the Employee Covenants or materially breaches the confidentiality or intellectual property covenants of the Employee Covenants;

(ii)                                  For the 12 months of accelerated vesting of the Time-Based Options granted to Employee hereunder, in addition to any remedy set forth in Section 10, such accelerated vesting shall be subject to forfeiture (and any shares acquired upon exercise thereof subject to repurchase in accordance with Section 6.25 of the SHA as a Cause termination) if Employee materially breaches Sections 3.B or 5.B of this Agreement (and fails to cure such breach, if curable, within 10 days after written notice by the Company of such breach), Employee brings a claim or suit (or threatens to bring a claim or suit) against the Company, the Parent, or Holdco or any third-party beneficiary of this Agreement with respect to a claim he released in Exhibit A (unless doing so is necessary to defend against a suit or claim brought by any such party against him), or Employee breaches the non-compete and non-solicit portions of the Employee Covenants or materially breaches the confidentiality or intellectual property covenants of the Employee Covenants;

(iii)                               For the Time-Based Options which were already vested as of the Termination Date without giving effect to the accelerate vesting described in the immediately preceding clause (ii), such Time-Based Options shall only be subject to forfeiture (and any shares acquired upon exercise subject to repurchase in accordance with Section 6.25 of the SHA as a Cause termination) if Employee materially breaches Section 5.B of this Agreement or Employee breaches the non-compete and non-solicit portions of the Employee Covenants or materially breaches the confidentiality or intellectual property covenants of the Employee Covenants.

This Section 5.A shall cease to apply as of the date of a Change in Control (as defined in the 2017 Equity Plan).

B.                                    To the fullest extent permitted by law, unless and until the Company or any of its affiliates publicly disclosed this Agreement in accordance with this Section 5.B, Employee agrees to keep the terms, amount and fact of this Agreement (including the General Release) completely confidential, and will not disclose any information concerning this Agreement to any person except (i) as necessary to enforce or defend this Agreement and (ii) to Employee’s immediate family, attorneys and professional representatives, each of whom Employee agrees shall be informed of and bound by this confidentiality clause.  To the fullest extent permitted by law, the Company, the Parent and Holdco agrees to keep the terms, amount and fact of this Agreement (including the General Release) completely confidential, and will not disclose any information concerning this Agreement to any person except (i) as necessary to enforce or defend this Agreement and (ii) to its directors, attorneys and professional representatives and, to the extent necessary to implement the terms of this Agreement, its employees, each of whom the Company agrees shall be informed of and bound by this confidentiality clause.  In addition, it shall not be a breach for Employee to disclose the Employee Covenants to any recruiter, or potential or actual business partner or employer or for the Company to make this Agreement publicly available pursuant to the requirements of applicable securities laws.

C.                                    By executing this Agreement, Employee acknowledges that he hereby has been notified by this writing, in accordance with the Defend Trade Secrets Act of 2016, that (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (c) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

6.                                      No Disparagement.  Following the Termination Date, Employee will not, directly or indirectly, intentionally make or publish any statement (including written, oral or electronic statements or other communications to the print or electronic media) intended to embarrass, impair the reputation of or otherwise disparage any of the Company, the Parent, Holdco, Providence Equity Partners, Blumberg Capital or any of their respective directors, officers, members, employees or senior executives, or that could reasonably be expected to embarrass, impair the reputation of or otherwise disparage any of such parties in any material way.  Following the Termination Date, the Company, the Parent, and Holdco agree that it will, and it will instruct its directors (or managers) and its senior executives, not to make any statement (including written, oral or electronic statements or other communications to the print or electronic media or any internal statement to any employee or other person) inconsistent with Employee having left the Company, the Parent and Holdco by mutual agreement, and the Company agrees that is shall issue a press release in the form attached hereto as Exhibit B (subject to de minimis changes made by the Company). No individual or entity shall be deemed to be in breach of this Section 6 or any other non-disparagement provision by making truthful statements as required by law or by any court, governmental, congressional or regulatory agency or body, or by testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested by a court.  Furthermore, it shall not be a violation of this Section 6 for the Company or any of its officers, executives, directors or stockholders to make statements amongst themselves that are critical of Employee or make reasonable, customary or other appropriate public remarks as to the performance of the Company or any of its subsidiaries or affiliates with respect to periods that include the period of Employee’s employment, or for Employee to make critical statements to officers, executives, directors or stockholders of the Company as part of the assistance provided by him under Section 3.B above.

7.                                      Permitted Disclosures.  Notwithstanding Section 5 or Section 6, or anything to the contrary in the Confidentiality & IP Agreement or in any other Agreement between Employee and the Company or its affiliates (including the General Release), nothing contained in any of the foregoing shall (i) prohibit Employee from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company or its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its affiliates that Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or its affiliates, (ii) prohibit Employee from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled, (iii) prohibit Employee from making any necessary disclosures as otherwise required by law or (iv) require Employee to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (i), (ii) or (iii) of this Section 7.

8.                                      Company Property.  Employees hereby agrees to promptly (and in no event later than five days after the Termination Date) return to the Company any and all property, tangible or intangible, relating to its business, which Employee possesses or has control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that Employee shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data; provided Employee retain his laptop after the Company has, to its reasonable satisfaction, removed all Company files from it.  Employee also agrees to allow the Company to review, within reason, any personal electronic devices that previously contained Company email or documents and to allow them to wipe any Company files from those devices.  Employee is permitted to retain his personal papers, any information or documents which he reasonably believes are necessary for his personal tax purposes, and copies of the Employment Agreement, the Confidentiality & IP Agreement, the SHA, the 2017 Equity Plan, the Award Agreement, and this Agreement.

9.                                      No Admission.  This Agreement does not constitute and shall not be construed in any way as an admission of any wrongdoing or any violation of or noncompliance with any legal requirement or obligation by Employee or any of the Released Parties.

10.                               Additional Forfeiture; Clawback.  Notwithstanding any provision of this Agreement to the contrary, in addition to the remedies in Section 5.A, if Employee is convicted of or enters a plea nolo of contendere to a felony crime involving dishonesty, breach of trust, or physical harm to any person, in each case based on an act or acts that occurred while Employee was employed by the Company, then (i) the Company shall have the right to cease the payment of any future installments of the Severance Payments and COBRA Payments, the 2019 Bonus and the 2020 Pro Rata Bonus, and Employee shall promptly return to the Company all installments of the Severance Payments and COBRA Payments, the 2019 Bonus and the 2020 Pro Rata Bonus previously paid, (y) Employee shall forfeit 100% of any Time-Based Options held by him, and (z) Employee’s Shares received upon the exercise of any Time-Based Options shall be subject to repurchase in accordance with Section 6.25 of the SHA as though Employee were terminated by the Company for Cause.  This Section 10 shall cease to apply on and following a Change in Control (as defined in the 2017 Equity Plan).

11.                               Miscellaneous.

A.                                    Entire Agreement.  This Agreement (including the General Release) and the Employee Covenants contain and constitute the entire understanding and agreement between the parties hereto and supersede and cancel any agreements, commitments or representations other than those set forth in this Agreement; provided that Sections 2.01(B)(vii), 6.04 and 6.05 of the Employment Agreement shall survive and be incorporated in full into this Agreement.  Except as expressly provided herein in respect of Article V of the Employment Agreement and Sections 2.01(B)(vii), 6.04 and 6.05, the Employment Agreement shall terminate as of the Termination Date.

B.                                    Severability.  If any provision of this Agreement is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect; provided, that, if the General Release given by Employee is declared illegal, invalid or unenforceable other than as a result of any act or omission of the Company, the Parent, Holdco or their respective affiliates, this Agreement shall automatically be null and void and, to the fullest extent permitted by law, all payments and benefits provided to Employee pursuant to this Agreement shall be returned by Employee to the Company.

C.                                    Successors and Assigns; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, administrators, representatives, executors, successors and assigns.  This

Agreement shall also inure to the benefit of all the Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns and, in respect of Section 3, Providence.  If Employee should die while any payments are due to Employee hereunder, such payments shall be paid to Employee’s estate.

D.                                    Amendments and Waivers.  This Agreement may be amended in a writing executed by the parties hereto.  Any waiver by a party hereto of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof or as a waiver of a breach of any other provision.

E.                                     Taxes.  Employee shall be solely responsible for taxes imposed on Employee by reason of any compensation or benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable Federal, state and local withholding requirements.

F.                                      Expiration; Rescission.  This Agreement will expire, and the parties hereto shall have no rights or obligations hereunder, if the General Release is not executed and delivered by Employee before the close of business on the twenty-first (21) day after the date hereof, or if such General Release is revoked by Employee as provided therein.

G.                                    Notice.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered and signed confirmation is received, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (iii) on the date delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Company, the Parent, Holdco or Employee, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 11.G:

in the case of the Company, the Parent or Holdco to:

DoubleVerify Inc.

575 Eighth Ave., 7th Floor

New York, New York 10018
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Providence VII U.S. Holdings L.P.
c/o Providence Equity Partners L.L.C.
50 Kennedy Plaza
Providence, RI 02903
Attention:      Davis Noell

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:      Franklin L. Mitchell

in the case of Employee to his most recent address on the books and records of the Company.

H.                                   Governing Law; Dispute Resolution. This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law provisions thereof. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) with respect to which a party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator. In connection with any arbitration conducted pursuant to this Agreement, an arbitrator will be selected in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. The arbitration proceedings shall take place in New York City, in accordance with the rules of the AAA then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement. The arbitrator shall be directed to award the arbitrator’s compensation charges and the administrative fees of the AAA to the prevailing party. The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial.  Notwithstanding the foregoing, this Section 11(G) shall not preclude any party to this Agreement from pursuing court action for the sole purpose of obtaining a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief from any court of competent jurisdiction in circumstances in which such relief is appropriate, including, but not limited to, enforcement of the Employee Covenants.  Each of the parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the United States District Court for the Southern District of

New York and any state court in the State of New York that is located in New York County (and in the appropriate appellate courts from any of the foregoing).

I.                                        Indemnification/D&O Liability Insurance.  Employee shall continue to be indemnified and advanced expenses for third party claims (or derivative claims) on the same basis as any director, manager or senior executive of the Company, the Parent or Holdco are indemnified and/or advanced expenses for the same or similar claims in respect of his service an officer and/or director of the Company, the Parent and Holdco.  In addition, the Company, the Parent and Holdco each agree to continue to cover Employee under its current directors’ and officers’ liability insurance policies on a basis no less favorable to Employee than the basis on which any of its directors (or managers) or senior executives are so covered until suits can no longer be brought against Employee as a matter of law.

J.                                        Counterparts.  This Agreement may be executed in two or more counterparts (including via facsimile or .pdf file), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by the Company, the Parent and Holdco by affixing the facsimile or other electronic signature of a duly authorized officer or director of the Company, the Parent and Holdco and the use of such a facsimile or other electronic signature shall have the same validity and effect as the use of a signature affixed by hand.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Company:

DOUBLEVERIFY, INC.

By:	/s/ R. Davis Noell
Name: R. Davis Noell
Title: Director

Parent:

DOUBLEVERIFY MIDCO, INC.

By:	/s/ R. Davis Noell
Name: R. Davis Noell
Title: Director

Holdco:

DOUBLEVERIFY HOLDINGS, INC.

By:	/s/ R. Davis Noell
Name: R. Davis Noell
Title: Director

EMPLOYEE:

/s/ Wayne Gattinella
Wayne Gattinella

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

1.                                      General Release by Employee.  In consideration of the payments and benefits to be made under the Separation Agreement, dated as of February 28, 2020  (the “Separation Agreement”), and between Wayne Gattinella (“Employee”), DoubleVerify, Inc. (the “Company”), DoubleVerify Midco, Inc. (“Parent”), formerly known as Pixel Parent, Inc. and DoubleVerify Holdings, Inc. (“Holdco”), formerly known as Pixel Group Holdings, Inc., Employee, with the intention of binding Employee and Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, Holdco, the Parent and their subsidiaries and affiliates (collectively, the “Company Affiliated Group”), Providence Equity Partners and the investment funds affiliated with Providence Equity Partners, Blumberg Capital and the investment funds affiliated with Blumberg Capital and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with Employee’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)                                 rights of Employee under the Separation Agreement;

(b)                                 the right of Employee to receive benefits required to be provided in accordance with applicable law;

(c)                                  rights to indemnification (and/or advancement of expenses and/or contribution) Employee may have (i) under applicable corporate law, (ii) under the by-laws, certificate of incorporation or other corporate documents of the Company, the Parent, Holdco or any of their affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(d)                                 claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or termination benefits except as provided in the Separation Agreement;

(e)                                  claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group;

(f)                                   claims that cannot be waived as a matter of law.

2.                                      No Admissions, Complaints or Other Claims.  Employee acknowledges and agrees that this Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied.  The Employee also acknowledges and agrees that Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

3.                                      Application to all Forms of Relief.  This Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.                                      Specific Waiver.  The Employee specifically acknowledges that Employee’s acceptance of the terms of this Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law Employee is not permitted to waive, except that, with respect to any such right or Action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination, Employee does, to the extent permitted by applicable law, waive any right to money damages.

5.                                      Voluntariness.  Employee acknowledges and agrees that he is relying solely upon his own independent judgment and is legally competent to sign this Release of Claims.  Employee agrees that he is signing this Release of Claims of his own free will; that he has read and understood the Release of Claims before signing it; and that he is signing this Release of Claims in exchange for consideration that he believes is satisfactory and adequate.  Employee also acknowledge and agree that he has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Release of Claims.

6.                                      Complete Agreement/Severability.  This Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release of Claims other than the Separation Agreement.  All provisions and portions of this Release of Claims are severable.  If any provision or portion of this Release of Claims or the application of any provision or portion of this Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.                                      Acceptance and Revocability.  Employee acknowledges that Employee has been given a period of at least twenty-one (21) days within which to consider this Release of Claims, unless applicable law requires a longer period, in which case Employee shall be advised of such longer period and such longer period shall apply.  Employee may accept this Release of Claims at any time within this period of time by signing the Release of Claims and returning it to the Employer.  This Release of Claims shall not become effective or enforceable until seven (7) calendar days after Employee signs it.  Employee may revoke Employee’s acceptance of this Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Release of Claims for all purposes.

8.                                      Governing Law.  Except for issues or matters as to which U.S. Federal law is applicable, this Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this EXHIBIT A to the Separation Agreement.

/s/ Wayne Gattinella
Wayne Gattinella

Dated: 28 February 2020

Acknowledged and accepted

DOUBLEVERIFY, INC.

By:	/s/ R. Davis Noell
Name: R. Davis Noell
Title: Director

EXHIBIT B

PRESS RELEASE

DoubleVerify Announces CEO Transition

NEW YORK — FEBRUARY 28, 2020 — DoubleVerify (“DV”), a leading software platform for digital media measurement, data and analytics, announced that Wayne Gattinella has stepped down today as Chief Executive Officer (“CEO”) and President by mutual agreement with DV’s Board of Directors. The DV Board has engaged a leading executive search firm to assist in identifying a new CEO.

In the interim, the DV Board has established an Office of the CEO comprised of members of the Board and senior management to assume Mr. Gattinella’s responsibilities until a permanent CEO is identified. The Office will be led by Lead Director Laura Desmond, who will serve as Interim CEO. Ms. Desmond is a marketing industry veteran who has held several senior executive positions at Publicis Groupe over a two-decade tenure at the company, including CEO of Starcom Mediavest Group, which was the largest media agency globally.

Ms. Desmond commented, “DoubleVerify is led by a deep bench of outstanding senior talent, and I look forward to working closely with them during this interim period to ensure the continued success of the business and a seamless leadership transition. DV has tremendous momentum, and we are all staying focused on serving our customers, working with our business partners and, as always, executing on our strategic plans to deliver innovation and industry-leading insight to the digital marketing ecosystem.”

“It has truly been an honor and privilege to lead the DoubleVerify team for the past eight years,” said Mr. Gattinella. “I’m deeply grateful for the enormous talent and commitment of all DV employees and leave with the confidence that the company is in strong hands.”

About DoubleVerify

DoubleVerify is a leading software platform for digital media measurement, data and analytics. DV’s mission is to be the definitive source of transparency and data-driven insights into the quality and effectiveness of digital advertising for the world’s largest brands, publishers and digital ad platforms. DV’s technology platform provides advertisers with consistent and unbiased data and analytics that can be used to optimize the quality and return on their digital ad investments. Since 2008, DV has helped hundreds of Fortune 500 companies gain the most from their media spend by delivering best in class solutions across the digital advertising ecosystem, helping to build a better industry. Learn more at www.doubleverify.com.